January 26, 1999


Mr. Sebastian E. Casseta, Chief Executive Officer
SmartServ Online, Inc.
Metro Center, One Station Place
Stamford, CT 06902

         Re:  Possible Merger with Data Transmission Network Corporation ("DTN")

Dear Mr. Casseta:

         This letter sets forth our agreement in principle whereby a wholly owned subsidiary of DTN ("Merger Sub") would merge with SmartServ Online, Inc. ("SSOL") (the "Merger") upon the terms, and subject to the conditions, generally described below.

                                 ECONOMIC TERMS

         1. Merger. The Merger would be accomplished in a manner which would qualify it as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and, if possible, permit it to be accounted for as a "pooling-of-interests". Either Merger Sub or SSOL would be the surviving corporation following the Merger, but the articles of incorporation, bylaws, directors and officers of the surviving corporation immediately following the Merger would be as specified by DTN.

         2. Merger Agreement. It is understood that SSOL and DTN will attempt in good faith to negotiate and sign a definitive merger agreement (the "Definitive Agreement") upon the terms and subject to the conditions set forth in this letter of intent. The parties to this letter of intent other than SSOL and DTN (the "Principal Stockholders") will be the holders of 46% or more of the SSOL Common Stock on an as if converted and fully diluted basis. On or before the execution of the Definitive Agreement, the Principal Stockholders will agree to exercise their warrants, options and other rights to acquire SSOL Common Stock and vote their SSOL Common Stock in favor of approval of the Merger; provided, however, Sebastian Casseta and Mario Rossi will not be obligated to do so if it would cause a short-swing profit recapture pursuant to Section 16(b) of the Securities Exchange Act of 1934. If such recapture would result, then the parties shall agree to cooperate in any reasonable arrangement designed to assure the vote of such SSOL Common Stock in favor of approval of the Merger and yet avoid such recapture. If no such reasonable arrangement is available, DTN could elect to either proceed without the exercise of the options and warrants of Messrs. Casseta and Rossi or terminate the Definitive Agreement.

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         3.  Merger  Consideration.  In the Merger,  the holders of  outstanding stock  of  SSOL  on an as if  converted  and  fully  diluted  basis  (the  "SSOL
Stockholders") would receive shares of Data Transmission Network Corporation Common Stock ("DTN Common Shares") having an aggregate market value equal to the lesser of $14,800,000 or the amount determined by multiplying $3.50 by the number of shares of SSOL Common Stock held by SSOL Stockholders on an as if converted and fully diluted basis (the "Merger Consideration"). The market value of a DTN Common Share for purposes of the Merger would be based upon the average of its closing prices on the Nasdaq Stock Market on each of the 10 trading days ending on the third trading day prior to the date of the closing ("Closing") of the Merger, but would not be lower than $28.35 or higher than $34.65.



                                 RELATED MATTERS

         4. Registration of Securities. DTN would agree to file a federal registration statement prior to the Closing covering all of the DTN Common Shares issued to the SSOL Stockholders in the Merger. The registration would be on Form S-4 or such other form as DTN elects. The registration, if effective, would permit the SSOL Stockholders to sell the DTN Common Shares into the public market. DTN would pay the cost of such registration. DTN would agree to use its best efforts to cause the registration statement (and required state registrations, if any) to become effective upon the consummation of the Merger and as soon as reasonably practicable following the execution of the Definitive Agreement. DTN also would use its best efforts to list the DTN Common Shares to be issued to the SSOL Stockholders on the Nasdaq Stock Market promptly after the Closing.

         5. Confidentiality and Non-Competition Agreements. Each of Sebastian Casseta and Mario Rossi would enter into a Confidentiality and Non-Competition Agreement (the "Non-Competition Agreements") in form mutually satisfactory to DTN and such employees. The Non-Competition Agreements would be for a duration which is the longer of three years following the Closing or two years following the employee's termination of employment with the surviving corporation, would be for the maximum geographic territory permitted by applicable law, and would have the maximum scope of precluded conduct permitted by applicable law (or such lesser period, territory and/or scope as DTN may elect).

         6. Employment Agreements. Each of Sebastian Casseta and Mario Rossi would enter into an Employment Agreement (the "Employment Agreements") in form mutually satisfactory to DTN and such employees, which would be equivalent to the compensatory terms of their existing employment agreements with SSOL. The Employment Agreements would be for a duration of three years following the Closing, would be subject to termination by the surviving corporation with or without cause, except upon termination by the surviving corporation other than for cause or death or disability of such employee, such employee shall receive upon termination the present value of the compensation such employee would have received during the remaining term of the Employment Agreement.


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                            CONDITIONS TO OBLIGATIONS

         7. Subject to Definitive Merger Agreement. This letter of intent expresses the parties' intent to move forward with the Merger and the terms upon which they would move forward. This letter of intent is based upon certain assumptions which need to be verified through a due diligence review process by DTN. Except for the provisions of Sections 9 through 13 which shall be binding upon the parties in accordance with their terms through June 30, 1999, the provisions of this letter of intent shall not obligate the parties to consummate the Merger or provide the basis for liability of one party to another if such Merger is not consummated for any reason. A party's obligations to consummate the Merger shall arise only if and when a Definitive Agreement, if any, is entered into by the parties. The parties agree to negotiate in good faith to try to reach a Definitive Agreement by March 31, 1999. The Definitive Agreement would contain representations, warranties, indemnities, covenants, conditions, provisions for opinions, etc. as are customary in transactions of this nature.

         8. Special Conditions. In addition to the conditions to Closing which customarily would be contained in the Definitive Agreement, the parties' obligations to consummate the Merger would be subject to the following conditions being satisfied as of Closing:

               a. Final Due Diligence. DTN shall be satisfied in good faith with the results of its continued due diligence with respect to matters arising, matters changing, or matters coming to its attention during the period between the date of the Definitive Agreement and the Closing.

               b. Entering into Other Agreements. The parties, as applicable, shall have negotiated and entered into the Confidentiality and Non-Competition Agreements and Employment Agreements. In addition, DTN shall have negotiated and entered into an agreement with Spencer Trask Securities, Inc. regarding the payment of expenses and fees by SSOL pursuant to that certain Letter of Intent dated August 11, 1998 concerning a proposed private placement of securities of SSOL, which agreement shall be satisfactory to DTN in its sole and absolute discretion.

               c. Board and Stockholder Approval. The parties' respective Boards of Directors, the SSOL Stockholders and the sole stockholder of Merger Sub shall have approved the Merger and authorized the execution and delivery of the Definitive Agreement and other closing documents. Principal Stockholders would agree to vote their SSOL Common Stock in favor of approval of the Merger.

               d. Options, Warrants, and Conversion Rights. All outstanding options, warrants and conversion rights with respect to SSOL capital stock shall have been exercised or the rights thereunder shall have been relinquished by such holders prior to Closing or shall have been replaced at Closing with DTN Common Shares or options and warrants for DTN Common Shares.

               e. No Material Change. DTN's and Merger Sub's obligations shall be subject to there not having been a material adverse change in SSOL's business, operations, prospects, assets, liabilities, financial position or results of operations, as determined by DTN in its reasonable judgment. SSOL's and the SSOL Stockholders' obligations shall be subject to there not having been a material adverse change in DTN's business, operations, prospects, assets, liabilities, financial position or results of operations, as determined by SSOL in its reasonable judgment.



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

               f. Litigation. DTN's and Merger Sub's obligations shall be subject to SSOL not having any claims, litigation, proceedings or regulatory changes pending which, in DTN's reasonable judgment, materially adversely affect the Merger. SSOL's and the SSOL Stockholders' obligations shall be subject to DTN not having any claims, litigation, proceedings or regulatory changes pending which, in SSOL's reasonable judgment, materially adversely affect the Merger.

               g. Dissenting Stockholders. DTN's and Merger Sub's obligations shall be subject to the condition that no SSOL Stockholders holding in the aggregate more than five percent (5%) of the SSOL Common Stock on an as if converted and fully diluted basis shall have perfected their dissenters' rights or demanded payment for their SSOL Common Shares under Delaware statutory dissenters' rights provisions.

               h. Effective Registration Statement. The federal registration of the DTN Common Shares as contemplated in Section 4 shall be effective at the Closing.

               i. Pooling-of-Interests and Tax-Free Reorganization Treatment. Nothing shall have occurred which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code. In addition, if the Merger can be accounted for as a "pooling-of-interests", nothing shall have occurred after the execution of this letter of intent which would disqualify the Merger as a "pooling-on-interests" for accounting purposes.

               j. Pooling Letters. If the Merger can be accounted for as a "pooling-of-interests", each of DTN and SSOL shall have received from their own independent accountants a letter, dated the date of the Closing, to the effect that, for financial reporting purposes, the Merger qualifies for "pooling-of-interests" accounting treatment under generally accepted accounting principles if consummated in accordance with the Definitive Agreement.

               k. Fairness Opinion. The Board of Directors of SSOL shall have received an opinion of its financial advisor to the effect that the consideration to be received by the SSOL Stockholders in the Merger is fair to the SSOL Stockholders from a financial point of view.

                                    COVENANTS

         9. Covenants. In addition to the covenants pending Closing which customarily would be contained in a Definitive Agreement, SSOL and, solely with respect to paragraph g below, the Principal Stockholders agree to:

               a. Conduct of Business. Conduct SSOL's business only in the ordinary course, and not engage in any extraordinary transactions without DTN's prior consent.

               b. Disposition of Assets. Not dispose of any assets of SSOL, except in the ordinary course of business.

               c. Employee Matters. Except with the approval of DTN, not materially increase the annual level of compensation or benefits of any employee or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant.

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

               d. Issuance of Securities. Not issue any equity securities or rights to acquire equity securities except with the prior approval of DTN.

               e. Dividends or Distributions. Not pay any dividends, redeem any securities, or otherwise cause assets of SSOL to be distributed to any SSOL Stockholder or affiliate.

               f. Borrowings. Not borrow any funds, under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of SSOL's business in a manner, and in amounts, in keeping with historical practices.

               g. No Other Negotiations. Between the date hereof and May 31, 1999, not initiate, solicit, encourage, or participate in any discussions with, or provide any information to, any corporation, partnership, person, entity or group, other than DTN and its employees and agents, concerning any merger, consolidation, sale of assets or similar transaction involving SSOL, or any sale of capital stock of SSOL, including securities convertible into or exchangeable for such securities. If a Definitive Agreement is entered into by the parties, this standstill shall extend until Closing or termination of the Definitive Agreement in accordance with its terms. SSOL and the Principal Stockholders acknowledge that DTN is relying upon the provisions of this paragraph in incurring the time and expense of due diligence and preparation of documents.


                                  MISCELLANEOUS

         10. Access and Due Diligence Updates. SSOL shall make available to DTN and its representatives full access to SSOL's books, records, files, contracts, documents, facilities, attorneys, accountants and employees for purposes of DTN's due diligence review.

         11. Confidential Information. The parties by signing this letter of intent agree that DTN, Merger Sub, SSOL and the Principal Stockholders will each keep confidential and will not disclose, except as required by law (including SEC and Nasdaq requirements), to anyone except employees and agents on a "need to know" basis for purposes of evaluating, negotiating, preparing documents for and consummating the anticipated Merger, all information provided by the other parties about its business which could reasonably be expected to be proprietary or confidential information. Prior to any disclosure of this letter of intent, or the proposed Merger or other confidential information which may be required by law, the party seeking to make such disclosure shall advise the other parties so that appropriate protective action may be taken as needed. The parties shall consult with each other regarding the content of the press release to announce this letter of intent. If negotiations between the parties terminate for any reason, each party will promptly return all proprietary and confidential information received from the other parties and shall not use any such information, directly or indirectly, for their personal benefit. The obligations of this paragraph shall survive the termination of negotiations.


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

         12. Expenses. Each party to this letter of intent shall bear its own expenses associated with the due diligence process and the negotiation and preparation of a Definitive Agreement and related documents and the consummation of the Merger; provided, however, all of SSOL's investment banking, appraisal, brokerage, legal, accounting and other related fees in connection with the Merger must be approved by DTN in advance.

         13. Broker. Except for the Letter of Intent between SSOL and Spencer Trask Securities, Inc. referred to in Section 8(b), each party represents that it has not retained a broker in connection with this transaction.

         If you agree that this reflects our agreement in principle, please sign the enclosed copy of this letter and return it to us.


                                   Very truly yours,

                                   Data Transmission Network Corporation


                                   /s/ Charles R. Wood
                                   ----------------------
                                   Charles R. Wood, Sr. Vice President


AGREED:

SmartServ Online, Inc.


/s/ Sebastian E. Cassetta
--------------------------
Sebastian E. Cassetta, Chairman and CEO


Principal Stockholders:


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